Exhibit 99.1

For more information:
Mike Campbell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy, L.P. Announces

Public Offering of Common Units

Kansas City, MO (August 5, 2009) – Inergy, L.P. (Nasdaq:NRGY) announced today the commencement of an underwritten public offering of 3,500,000 common units. Inergy, L.P. also intends to grant the underwriters the option to purchase up to 525,000 additional common units to cover over-allotments, if any.

Inergy, L.P. intends to use the net proceeds from this offering (and the net proceeds from any exercise of the underwriters’ option to purchase additional common units) to repay outstanding indebtedness under its revolving credit facilities and for general partnership purposes, which may include the acquisition of businesses, growth and other capital expenditures, and additions to working capital.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Morgan Stanley and Citi will act as joint book-running managers for the offering. A copy of the prospectus and related preliminary prospectus supplement associated with this offering may be obtained from the underwriters as follows:

Morgan Stanley

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

E-mail: prospectus@morganstanley.com

Telephone: 866-718-1649

Citi

Attn: Prospectus Department

Brooklyn Army Terminal

140 58th Street, 8th Floor

Brooklyn, NY 11220

E-mail: batprospectusdept@citi.com

Telephone: 800-831-9146

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement associated with this offering, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request them by calling any of the underwriters toll-free at the phone numbers listed above.

Inergy, L.P., with headquarters in Kansas City, Missouri, is a master limited partnership with operations that include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Inergy serves its retail propane customers from customer service centers in the eastern half of the United States. Inergy also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

This press release includes statements regarding the offering that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Inergy, L.P.’s annual report on Form 10-K and other reports filed by Inergy, L.P. from time to time with the SEC. Inergy, L.P. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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